Exhibit 3.46

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

FP REAL ESTATE CORPORATION

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Pursuant to Section 242 of the General Corporation
Law of the State of Delaware

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FP Real Estate Corporation a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), DOES HEREBY CERTIFY:

FIRST:   That the Board of Directors of the Corporation, by unanimous written consent of its members, filed with the minutes of the Board, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and proposing such amendment to the sole stockholder of said Corporation for such stockholder’s consideration. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting Article FIRST thereof in its entirety and substituting in lieu of said Article the following new Article:  “FIRST:  The name of the Corporation is Funk & Wagnalls Yearbook Corp.”

SECOND:   That thereafter, upon written waiver of notice any by written consent, filed with the minutes of the corporation, the sole stockholder approved said amendment as proposed by the Board of Directors.

THIRD:   The amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the state of Delaware.

IN WITNESS WHEREOF, said FP Real Estate corporation has caused this certificate to be signed by Charles G. McCurdy, its President, and attested by Beverly C. Chell, its Secretary, the 16th day at January, 1991.

K-III Management Corporation

/s/ Charles G .McCurdy
Charles G .McCurdy
Vice President

ATTEST:

By	/s/ Beverly C. Chell
Beverly C. Chell
Secretary